Exhibit 9

EXECUTION VERSION

SHARE SUBSCRIPTION AGREEMENT

dated May 10, 2019

by and between

JD.COM, INC.

and

HUANG RIVER INVESTMENT LIMITED

TABLE OF CONTENTS

i

Schedule A Subscription Shares

Schedule B Limitations on Liability

ii

SHARE SUBSCRIPTION AGREEMENT

SHARE SUBSCRIPTION AGREEMENT, dated May 10, 2019 (this “Agreement”), by and between JD.com, Inc., a company organized under the laws of the Cayman Islands (the “Company”) and Huang River Investment Limited, a company organized under the laws of the British Virgin Islands (the “Purchaser”).

WHEREAS, the Company is a leading e-commerce company in China and the American Depository Shares representing its Class A ordinary shares, each with a par value US$0.00002 per share (“Class A Ordinary Shares”), are listed and traded on Nasdaq (as defined below); and

WHEREAS, the Company desires to allot and issue to the Purchaser, and the Purchaser desires to subscribe for and purchase from the Company, certain Class A Ordinary Shares, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and representations, warranties, covenants and agreements set forth herein as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“ADSs” has the meaning assigned to such term in Section 3.15(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “controlling” and “controlled” have correlative meanings. With respect to any Person, its “Affiliates” includes its Subsidiaries, whether directly or indirectly owned, that are controlled by it (including the PRC domestic affiliate companies controlled by such Person through a variable interest entity structure). For purposes of this Agreement, the Purchaser shall be deemed not to be an Affiliate of the Company, and neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of the Purchaser.

“Agreement” has the meaning assigned to such term in the preamble.

“Applicable Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by, or governmental approval, concession, grant, franchise, license, agreement, directive, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Approvals” means any license, consent, authorization, order, confirmation, qualification, permission, certificate, approval, record-filing, registration and/or permit.

“Board” means the board of directors of the Company.

“Business Cooperation Agreement” means (i) the Business Cooperation Agreement, dated the date hereof, by and among the Company, Chongqing Jingdong Haijia E-commerce Co., Ltd., a Subsidiary of the Company, and Shenzhen Tencent Computer Systems Computer Limited, an Affiliate of the Purchaser, and (ii) all agreements and instruments that supplement or are otherwise entered into in connection with the agreement referred to in item (i) above. The Business Cooperation Agreement will take effect on May 27, 2019.

“Business Day” means each calendar day except Saturdays, Sundays and any other day on which banks are generally required or permitted to be closed for business in New York, the Cayman Islands, the PRC or Hong Kong.

“Claim Notice” has the meaning assigned to such term in Section 8.02(a).

“Class A Ordinary Shares” has the meaning assigned to such term in the recitals.

“Closing” means (i) with respect to the First Issuance Shares, the First Closing, (ii) with respect to the Second Issuance Shares, the Second Closing, and (iii) with respect to the Third Issuance Shares, the Third Closing.

“Closing Date” means (i) with respect to the First Issuance Shares, the First Closing Date, (ii) with respect to the Second Issuance Shares, the Second Closing Date, and (iii) with respect to the Third Issuance Shares, the Third Closing Date.

“Company” has the meaning assigned to such term in the preamble.

“Company Securities” means (i) Ordinary Shares, (ii) securities convertible into, or exercisable or exchangeable, for Ordinary Shares, (iii) any options, warrants or other rights to acquire Ordinary Shares and (iv) any American Depository Shares, depository receipts or similar instruments issued in respect of Ordinary Shares.

“Consultation Period” has the meaning assigned to such term in Section 9.09(a).

“Contracts” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, security agreement, license, franchise, commitment or other arrangement or agreement, whether written or oral.

“Dispute” has the meaning assigned to such term in Section 9.09(a).

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, preemptive or similar right or other encumbrance; provided that the rights and obligations under the Shareholders Agreement shall be deemed not to be Encumbrances.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“First Closing Date” means the date hereof, being the date on which the First Issuance Shares shall be issued under Section 2.03, except as may be otherwise agreed by the parties hereto.

“First Issuance Consideration” means US$116,840,000.

“First Issuance Shares” means such number of Class A Ordinary Shares of the Company as set forth in Schedule A.

“Fundamental Company Representations” means the representations and warranties by the Company contained in Sections 3.02, 3.03, 3.04, 3.05, 3.13, 3.14 and 3.16.

“Fundamental Purchaser Representations” means the representations and warranties by the Purchaser contained in Sections 4.01, 4.02, 4.03 and 4.04.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, self-regulatory, enforcement, judicial or administrative authority, department, court, arbitral body, agency, official or instrumentality (including any applicable securities exchange), including any department, commission, board, agency, bureau, subdivision or instrumentality thereof, in each case including any successor entity performing the same or a similar function and including any arbitrator.

“HKIAC” has the meaning assigned to such term in Section 9.09(b).

“Indemnified Party” has the meaning assigned to such term in Section 8.01(a).

“Indemnifying Party” has the meaning assigned to such term in Section 8.01(a).

“Lock-Up Period” means (i) with respect to any First Issuance Share, the twelve (12)-month period beginning on the First Closing Date, (ii) with respect to any Second Issuance Share, the twelve (12)-month period beginning on the Second Closing Date, and (iii) with respect to any Third Issuance Share, the twelve (12)-month period beginning on the Third Closing Date.

“Losses” has the meaning assigned to such term in Section 8.01(a).

“Loss Threshold” has the meaning assigned to such term in Schedule B.

“Material Adverse Effect” means any event, occurrence, fact, circumstance, condition, change or development, individually or together with other events, occurrences, facts, circumstances, conditions, changes or developments, that has had, has, or would reasonably be expected to have a material adverse effect on (a) the business or operations of the Company and its Subsidiaries (taken as a whole) as presently conducted, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement and other Transaction Documents and to timely perform its material obligations hereunder and thereunder; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (a) above, there shall be excluded any effect on the business of the Company or the Company or any Subsidiary relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement and the other Transaction Documents or taken at the written direction of the Purchaser, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally, (iii) the execution, announcement or disclosure of this Agreement or any other Transaction Document or the pendency or consummation of the transactions contemplated hereunder or thereunder, (iv) actions or omissions of the Company and its Subsidiaries that have been consented by the Purchaser in writing in advance, (v) changes in U.S. GAAP that are generally applicable to industries in which the Company and its Subsidiaries operate, (vi) changes in general legal, tax or regulatory conditions generally affecting the industry in which the Company and its Subsidiaries operate generally in the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally, (vii) changes in national or international political or social conditions (including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest) affecting the industry in which the Company and its Subsidiaries operate generally in the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally, or (viii) earthquakes, hurricanes, floods or other natural disasters involving the PRC or any other market where the Company and its Subsidiaries have material operations or sales (provided, in each case of clauses (ii), (v), (vi), (vii) and (viii) above, that such changes do not have a unique or materially disproportionate impact on the business of the Company and its Subsidiaries taken as a whole).

“Nasdaq” means the NASDAQ Global Select Market.

“Ordinary Shares” means Class A Ordinary Shares and the Company’s Class B ordinary shares, par value US$0.00002 per share.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, joint stock company, association, unincorporated organization, trust or other entity or organization, including any Governmental Entity, governmental authority, officer, department, commission, board, bureau or instrumentality thereof.

“PRC” means the People’s Republic of China.

“Purchaser” has the meaning assigned to such term in the preamble.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees and agents.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended, and any rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means, collectively, all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed or furnished by the Company to or with the SEC from time to time, together with all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“Second Closing Date” means May 27, 2020, the date on which the Second Issuance Shares shall be issued under Section 2.03, except as may be otherwise agreed by the parties hereto.

“Second Issuance Consideration” means US$68,160,000.

“Second Issuance Shares” means such number of Class A Ordinary Shares of the Company as set forth in Schedule A.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Shareholders Agreement” means the thirteenth amended and restated shareholders agreement dated March 10, 2014 entered into among the Company, the Purchaser and certain other parties thereto, as amended.

“Significant Subsidiaries” means the Subsidiaries of the Company as listed in Exhibit 8.1 of the annual report on Form 20-F of the Company for the fiscal year ended December 31, 2018.

“Subscription Shares” means, collectively, the First Issuance Shares, the Second Issuance Shares and the Third Issuance Shares.

“Subsidiary” with respect to any Person, means any other Person, whether or not existing on the date hereof, in which the specified Person directly or indirectly through Affiliates or otherwise, beneficially owns at least fifty percent (50%) of either the equity interests or voting power of or in such other Person or otherwise controls such other Person, whether through Contract or otherwise (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of such Person in accordance with the generally accepted accounting principles applicable to such Person).

“Tax” or “Taxes” means (i) all taxes, levies, duties or other assessments imposed by any jurisdiction or any political subdivision thereof or any Governmental Entity therein, including all national, state, county, local, municipal, or foreign income, franchise, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture, accumulated earnings, windfall profits, estimated and other taxes, charges, duties or levies imposed or collected by any Governmental Entity, including any amount owed in respect of any Applicable Law relating to unclaimed property or escheat, in each case together with any interest, penalties and additions imposed with respect to such amounts, and (ii) any amount owing in respect of clause (i) as a result of being a member of a combined, consolidated, unitary, affiliated or similar group, as a transferee or successor, by Contract or pursuant to Applicable Law.

“Third Closing Date” means May 27, 2021, the date on which the Third Issuance Shares shall be issued under Section 2.03, except as may be otherwise agreed by the parties hereto.

“Third Issuance Consideration” means US$68,160,000.

“Third Issuance Shares” means such number of Class A Ordinary Shares of the Company as set forth in Schedule A.

“Third Party Claim” has the meaning assigned to such term in Section 8.02(a).

“Transaction Documents” means this Agreement, the Business Cooperation Agreement and any other agreement, document or instrument entered into or delivered in connection with the transactions contemplated hereby or thereby.

“Transfer” means directly or indirectly, offer, sell, contract to sell, pledge, transfer, assign, give, hypothecate, encumber, grant a security interest in, convey in trust, gift, devise or descent, or otherwise dispose of, or suffer to exist (whether by operation of law of otherwise) any Encumbrance on, any Company Securities or any right, title or interest therein or thereto, or enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any Company Securities, whether any such aforementioned transaction is to be settled by delivery of the Ordinary Shares, American Depository Receipts or such other securities, in cash or otherwise, or publicly disclose the intention to make any such disposition or to enter into any such transaction, swap, hedge or other arrangement, including transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of any Company Securities.

“U.S.” means the United States of America.

“U.S. GAAP” means U.S. generally accepted accounting principles.

Section 1.02 Other Definitional And Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be disregarded in the construction or interpretation hereof. References to Articles, Sections, Clauses, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meanings given to them in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to “dollars”, “$” or “US$” are to U.S. dollars. References to any specific date or time of day are to China Standard Time, unless otherwise specified.

Article II
SALE AND PURCHASE OF THE SUBSCRIPTION SHARES;
BUSINESS COOPERATION AGREEMENT

Section 2.01 Certain Transactions. On the terms and subject to the conditions contained in this Agreement (including Schedule A hereto), the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to subscribe for and purchase from the Company, the Subscription Shares, free and clear of any Encumbrance (except for restrictions under applicable securities laws or created by virtue of this Agreement or any other Transaction Documents).

Section 2.02 Closings. The consummation of the purchase and sale of the Subscription Shares hereunder shall take place at three separate closings (the “First Closing”, the “Second Closing” and the “Third Closing”, respectively). Each Closing shall be held remotely via electronic exchange of documents and subject to the satisfaction or, to the extent permissible, waiver by the party entitled to the benefit of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at that Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions), or at such other location and date as may be agreed upon in writing by the Company and the Purchaser. Each Closing shall take place on the terms and subject to the conditions set forth herein, with the First Issuance Shares, the Second Issuance Shares and the Third Issuance Shares being issued at the First Closing, the Second Closing and the Third Closing respectively.

Section 2.03 Issuances of Shares at Each Closing

(a)       First Closing.

(i)       on the First Closing Date, the Company shall allot and issue to the Purchaser the First Issuance Shares, deliver to the Purchaser one or more duly executed share certificate(s) representing the First Issuance Shares registered in the name of the Purchaser (the original copies of which shall be delivered to the Purchaser as soon as practicable following the First Closing Date), and deliver to the Purchaser a certified true copy of the register of members of the Company evidencing the First Issuance Shares being owned by the Purchaser; and

(ii)       On the date that is three (3) Business Days after the later of (i) the First Closing Date and (ii) the date on which the Purchaser or its applicable Affiliate shall have received all such payments required to be made by the Company or its Affiliates in accordance with the Business Cooperation Agreement on or prior to the First Closing Date, the Purchaser shall pay to the Company an amount in U.S. dollars equal to the First Issuance Consideration, by wire transfer of immediately available funds to a bank account designated by the Company; provided that the wire instruction and other details of such bank account shall have been delivered to the Purchaser no later than the First Closing Date.

(iii)       Notwithstanding any provision to the contrary, in the event that the issuance of the First Issuance Shares is not completed on the date hereof, the First Closing shall be subject to the satisfaction or, to the extent permissible, waiver of the conditions set forth in Article VII on such other First Closing Date as may be agreed by the parties hereto (other than conditions that by their nature are to be satisfied at the First Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions).

(b)       Second Closing. Subject to the satisfaction or, to the extent permissible, waiver by the party entitled to the benefit of the conditions set forth in Article VII on the Second Closing Date (other than conditions that by their nature are to be satisfied at the Second Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions), the Second Closing shall be completed as follows:

(i)       on the Second Closing Date, the Company shall allot and issue to the Purchaser the Second Issuance Shares, deliver to the Purchaser one or more duly executed share certificate(s) representing the Second Issuance Shares registered in the name of the Purchaser (the original copies of which shall be delivered to the Purchaser as soon as practicable following the Second Closing Date), and deliver to the Purchaser a certified true copy of the register of members of the Company evidencing the Second Issuance Shares being owned by the Purchaser; and

(ii)       on the date that is three (3) Business Days after the later of (i) the Second Closing Date and (ii) the date on which the Purchaser or its applicable Affiliate shall have received all such payments required to be made by the Company or its Affiliates in accordance with the Business Cooperation Agreement on or prior to the Second Closing Date, the Purchaser shall pay to the Company an amount in U.S. dollars equal to the Second Issuance Consideration, by wire transfer of immediately available funds to a bank account designated by the Company; provided that the wire instruction and other details of such bank account shall have been delivered to the Purchaser no later than fifteen (15) Business Days prior to the Second Closing Date.

(c)       Third Closing. Subject to the satisfaction or, to the extent permissible, waiver by the party entitled to the benefit of the conditions set forth in Article VII on the Third Closing Date (other than conditions that by their nature are to be satisfied at the Third Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions), the Third Closing shall be completed as follows:

(i)       on the Third Closing Date, the Company shall allot and issue to the Purchaser the Third Issuance Shares, deliver to the Purchaser one or more duly executed share certificate(s) representing the Third Issuance Shares registered in the name of the Purchaser (the original copies of which shall be delivered to the Purchaser as soon as practicable following the Third Closing Date), and deliver to the Purchaser a certified true copy of the register of members of the Company evidencing the Third Issuance Shares being owned by the Purchaser; and

(ii)       on the date that is three (3) Business Days after the later of (i) the Third Closing Date and (ii) the date on which the Purchaser or its applicable Affiliate shall have received all such payments required to be made by the Company or its Affiliates in accordance with the Business Cooperation Agreement on or prior to the Third Closing Date, the Purchaser shall pay to the Company an amount in U.S. dollars equal to the Third Issuance Consideration, by wire transfer of immediately available funds to a bank account designated by the Company; provided that the wire instruction and other details of such bank account shall have been delivered to the Purchaser no later than fifteen (15) Business Days prior to the Third Closing Date.

(d)       For the avoidance of doubt, the Company acknowledges and agrees that (i) the Subscription Shares will be validly issued and fully paid upon issuance, (ii) the Subscription Shares will not cease to be validly issued and fully paid in the event that the Purchaser is not required to make any payment under this Section 2.03 as a result of failure by the Company or its Affiliates to make all payments in cash in accordance with the Business Cooperation Agreement, and (iii) the Company shall not claim in any event that any portion of such Subscription Shares are not fully paid or are subject to any rescission, forfeiture or cancellation right of the Company or any other Encumbrances by reason of the Purchaser not being required or its failure to make any payment pursuant to this Section 2.03.

Section 2.04 Restrictive Legend. Each certificate representing the Subscription Shares shall be endorsed with the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED: (A) IN THE ABSENCE OF (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (2) AN EXEMPTION OR QUALIFICATION UNDER APPLICABLE SECURITIES LAWS, AND (B) IF NOT OTHERWISE IN COMPLIANCE WITH THE SHARE SUBSCRIPTION AGREEMENT, DATED MAY 10, 2019, BY AND BETWEEN THE COMPANY AND HUANG RIVER INVESTMENT LIMITED (AS AMENDED, THE “SUBSCRIPTION AGREEMENT”) AND THE THIRTEENTH AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, DATED MARCH 10, 2014, BY AND BETWEEN, INTER ALIOS, THE COMPANY AND HUANG RIVER INVESTMENT LIMITED (AS AMENDED, THE “SHAREHOLDERS AGREEMENT”). ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY IN VIOLATION OF THESE RESTRICTIONS OR ANY OTHER RESTRICTIONS SET FORTH IN THE SUBSCRIPTION AGREEMENT OR THE SHAREHOLDERS AGREEMENT SHALL BE VOID.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser, as of the First Closing Date, as of the Second Closing Date and as of the Third Closing Date (except for such representations and warranties made only as of a specific date), that:

Section 3.01 Accuracy of Disclosure

(a)       The Company has filed or furnished, as applicable, on a timely basis, all the SEC Documents. As of their respective effective dates (in the case of the SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment: (A) each of the SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Documents (as the case may be) and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

(b)       The “disclosure controls and procedures” (as defined in Rules 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) of the Company have been designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure.

(c)       The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, including policies and procedures that (A) mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of material assets of the Company. There are no material weaknesses or significant deficiencies in the Company’s internal controls. The Company’s auditors and the audit committee of the Board have not been advised of any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(d)       The Company is not a party to and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or undertaking, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract or undertaking is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other SEC Documents.

Section 3.02 Existence and Qualification

.

(a)       The Company has been duly organized, is validly existing and in good standing under the laws of the Cayman Islands and has the requisite power and authority to own, lease and operate its property and to conduct its business as currently conducted and as described in the SEC Documents. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect.

(b)       Except as otherwise disclosed in the SEC Documents, (i) the Company owns, directly or indirectly, the capital stock or other equity interests of each Significant Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock of each Significant Subsidiary are (A) validly issued, (B) either fully paid, or duly paid in accordance with the payment schedule set forth in its articles of association, bylaws or other organizational or charter documents, (C) non-assessable and (D) free of preemptive (except for those statutory rights provided for under Applicable Law) and similar rights to subscribe for or purchase securities; (ii) each Significant Subsidiary of the Company is an entity duly incorporated or otherwise organized, validly existing and in good standing (or its foreign equivalent) under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, in all material respects; and (iii) neither the Company nor any of its Significant Subsidiaries is in material violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.

Section 3.03 Capitalization; Issuance of Subscription Shares

(a)       The authorized share capital of the Company is US$2,000,000 divided into 99,000,000,000 Class A Ordinary Shares of a nominal or par value of US$0.00002 each and 1,000,000,000 class B ordinary shares of a nominal or par value of US$0.00002 each, of which 2,451,202,932 Class A Ordinary Shares and 457,046,483 class B ordinary shares are issued and outstanding as of March 31, 2019. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as otherwise set forth in the SEC Documents, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. As of March 31, 2019, the issued and outstanding share capital of the Company consists of 3,194,295,143 Ordinary Shares on a fully diluted basis with respect to all Company Securities assuming the full issuance and vesting of all Company Securities under any employee share incentive plans of the Company.

(b)       The Subscription Shares have been duly authorized and, when issued and delivered under this Agreement, will be validly issued, fully paid, non-assessable, and free and clear of any Encumbrance and restrictions on transfer (except for restrictions under applicable securities laws or created by virtue of this Agreement or the Shareholders Agreement). The issuance of the Subscription Shares will not be subject to any preemptive or similar rights. Upon entry of the Purchaser into the register of members of the Company as the legal owner of the Subscription Shares, the Company will transfer to the Purchaser good and valid title to the Subscription Shares.

(c)       Except as otherwise set forth above in this Section 3.03 and in the SEC Documents, there are no outstanding (A) shares of capital stock or voting securities of the Company, (B) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (C) preemptive or other outstanding rights, options, warrants, conversion rights, “phantom” stock rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)       The authorized share capital of the Company conforms as to legal matters in all material respects to the description thereof contained in the SEC Documents as of the Second Closing Date and as of the Third Closing Date. The Company has and will have sufficient authorized share capital in order to issue the Subscription Shares in accordance with this Agreement.

(e)       Except as otherwise set forth in the SEC Documents: (i) there are no shareholders agreements or voting agreements or registration rights, rights of first offer, rights of first refusal, tag-along rights, director appointment rights, governance rights or other similar rights with respect to the securities of the Company that have been granted to any Person; and (ii) no other holder of Company Securities has been or will be, as of the applicable Closing Date, granted any more favorable terms, rights or benefits than those granted to the Purchaser under the Shareholders Agreement..

Section 3.04 Capacity, Authorization and Enforceability. The Company has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and consummate the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Company is a party has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery by each of the other parties thereto, each of the Transaction Documents is a valid and binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

Section 3.05 Non-Contravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of the Company or its Subsidiaries, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Company or its Subsidiaries is subject, (iii) result in a violation of or conflict with any Applicable Law, or any rule, restriction, code of conduct or internal or regulatory policy relating to securities trading or otherwise, to which the Company or any of its directors, officers, employees or Affiliates is subject, or (iv) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an

Encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which any of the Company’s or its Subsidiaries’ assets are subject, except as in the case of clause (ii), (iii) or (iv) as would not have a Material Adverse Effect. There is no existing, pending or threatened action, suit or proceeding against the Company or its Subsidiaries that questions the validity of this Agreement or any other Transaction Document or the right of the Company to enter into this Agreement or any other Transaction Document to consummate the transactions contemplated hereby or thereby.

Section 3.06 Consents and Approvals. Assuming the accuracy of the representations and warranties of the Purchaser under this Agreement, neither the execution and delivery by the Company of this Agreement or any other Transaction Document, nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor the performance by the Company of this Agreement or any other Transaction Document in accordance with its respective terms requires the Approval, order or authorization of, or registration with, or the giving notice to, any Governmental Entity or any third party, except such as have been or will have been obtained, made or given on or prior to the applicable Closing and those filings required to be made with the SEC and Nasdaq (including, without limitation, a Form 6-K).

Section 3.07 Financial Statements

(a)       The audited and unaudited financial statements (including any related notes) contained in the SEC Documents (collectively, the “Company Financial Statements”): (A) have complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby, except as disclosed therein and as permitted under the Exchange Act.

(b)       Except as otherwise set forth in the SEC Documents, neither the Company nor any of its Subsidiaries has incurred or undertaken any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, direct or indirect, liquidated or contingent, matured or unmatured, or entered into any material transactions, including any acquisition or disposition of any material business or asset, that would be required to be disclosed on a consolidated balance sheet of the Company prepared in accordance with U.S. GAAP, other than (i) liabilities or obligations disclosed and provided for in the Company Financial Statements or in the notes thereto or otherwise disclosed in the SEC Documents, (ii) liabilities or obligations that have been incurred by the Company since December 31, 2018 in the ordinary course of business or (iii) liabilities or obligations arising under or in connection with the transactions contemplated by this Agreement or any other Transaction Documents.

Section 3.08 Absence of Certain Changes. Except as set forth in the SEC Documents, since December 31, 2018, (i) there has been no event, occurrence, development or state of circumstances that has had, has or would reasonably be expected to result in a Material Adverse Effect on the Company, (ii) the Company has not altered its method of accounting, (iii) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (iv) the Company has not issued any equity securities to any officer, director, employee or Affiliate of the Company and its Subsidiaries, except pursuant to existing stock option plans.

Section 3.09 Contracts. The Company has filed as exhibits to the SEC Documents all Contracts and instruments (including all amendments thereto) that are required to be filed in the SEC Documents (the “Material Contracts”). Each Material Contract is in full force and effect, except those that have been fully performed or have expired or terminated in accordance with their terms. Neither the Company nor any Subsidiary of the Company that is a party to such Material Contract is in material default under, or in material breach or violation of, any Material Contract.

Section 3.10 Litigation. There are no pending or, to the knowledge of the Company, contemplated or threatened actions, claims, demands, investigations, examinations, indictments, litigations, suits or other criminal, civil or administrative or investigative proceedings before or by any Governmental Entity or by any other Person against the Company, its Subsidiaries or any of their respective directors or officers in their capacities as such, which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the issuance and allotment of the Subscription Shares or (ii) would, if decided adversely, have or reasonably be expected to result in a Material Adverse Effect on the Company. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any director or officer of the Company.

Section 3.11 Compliance with Laws

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(a)       The business of the Company and its Subsidiaries is being conducted in compliance with all Applicable Laws or government order applicable to the Company or its Subsidiaries, including Applicable Laws relating to variable interest entity, labor, anti-unfair competition, anti-trust and monopolistic market conduct, consumer rights protection, data and privacy protection, intellectual rights protection, anti-counterfeiting, anti-money laundering, online payments, consumer finance, insurance brokerage, online food business operation, online lottery issuance/sale, online pharmaceutical/medical device sales, multi-purpose commercial prepaid cards issuance and Tax, except as otherwise set forth in the SEC Documents and except for non-compliance that has not had, does not have or would not be reasonably expected to have a material adverse impact on the Company and its Subsidiaries taken as a whole.

(b)       None of the Company nor its Subsidiaries, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries nor any independent sales representative, consultant, intermediary, distributor or any other Person acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, taken any action which would cause them or any other Person to be in material violation of: (i) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; (ii) the UK Bribery Act 2010; or (iii) any other applicable anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity of China including the PRC Criminal Law and the PRC Anti-unfair Competition Law or any other jurisdiction applicable to the Company (whether by virtue of jurisdiction of organization or conduct of business).

(c)       None of the Company nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries nor any independent sales representative, consultant, intermediary, distributor or any other Person acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment, or any payment related to political activity, to any of the following persons for the purpose of influencing any act or decision of such person in his official capacity, inducing such person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or inducing such person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing the business to, any Person: (i) any person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in clauses (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(d)       The books, records and accounts of the Company have at all times, in all material respects, accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

(e)       Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries nor any independent sales representative, consultant, intermediary, distributor or any other Person acting on behalf of the Company or any of its Subsidiaries, has, directly or indirectly, made any payments or transfers of value with the intent, or which have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful or improper means of obtaining business.

(f)       Except for those circumstances which would not result in violation of applicable anti-corruption and/or anti-bribery laws, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees is a Government Official.

(g)       The Company and its Subsidiaries possess all valid certificates, authorizations and Approvals issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Documents, including with respect to the following businesses of its Subsidiaries in China: value-added telecommunication services; distributions of food, books, audio and video products, medical devices; provision of drug sales marketplace services, courier and transportation services, air transportation sales agency services, drug information services, and distribution or provision of such other products or services which are subject to administrative permitting requirements in and under the Applicable Laws of, the PRC, except where the failure to possess such certificates, authorizations and permits would not reasonably be expected to result in a Material Adverse Effect on the Company (“Material Permits”), and neither the Company nor its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any Material Permit, nor does there exist any event, fact, circumstance or development which would reasonably be expected to cause the revocation or cancellation of any Material Permit or the relevant Governmental Entities’ refusal to renew the same in the future on expiry of the same, except as would not reasonably be expected to result in a Material Adverse Effect on the Company.

(h)       The Company is in compliance with the Sarbanes-Oxley Act and any and all applicable rules and regulations promulgated by the SEC thereunder in all material respects.

Section 3.12 Brokers’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.13 No Securities Act Registration

(a)       None of the Company, its Subsidiaries or their respective Affiliates or any person acting on its or their behalf have engaged in any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act or any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act with respect to the Subscription Shares.

(b)       Assuming the accuracy of the representations of the Purchaser contained in Sections 4.07 and 4.08, it is not necessary in connection with the issuance and sale to the Purchaser of the Subscription Shares to register the Subscription Shares under the Securities Act or to qualify or register the Subscription Shares under applicable U.S. state securities laws.

Section 3.14 Investment Company. The Company is not and, after giving effect to the issuance and sale of the Subscription Shares pursuant to Article II, will not be, or be required to register as, an “investment company,” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

Section 3.15 Compliance with Nasdaq Requirements

(a)       The Company is, and the consummation of the transactions contemplated hereby will be, in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq (including any requirement for review and approval of related party transactions thereunder).

(b)       The Company has not taken any action designed to, or reasonably likely to have the effect of, delisting the American Depositary Shares representing Class A Ordinary Shares (the “ADSs”) from Nasdaq. The Company has not received any notification that the SEC or Nasdaq is contemplating suspending or terminating such listing (or the applicable registration under the Exchange Act related thereto).

Section 3.16 Tax. Except as disclosed in the SEC Documents, the Company and its Subsidiaries have filed all material Tax returns required to be filed and have paid all material Tax required to be paid by them, except for any such Tax that is currently being contested in good faith and for which appropriate reserve has been recorded in accordance with U.S. GAAP. There are no stamp or other issuance or transfer Taxes required to be paid in connection with the execution and delivery of this Agreement or the issuance of the Class A Ordinary Shares. None of the Company or its non-PRC Subsidiaries received a notice from the PRC Tax authorities that it should be treated as a PRC resident enterprise for PRC Tax purposes. The Company does not expect to be a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended, for its current taxable year or in the foreseeable future.

Section 3.17 Acknowledgment Regarding Purchaser’s Purchase of Securities. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company, on behalf of itself and its Affiliates, further acknowledges and agrees that the Company and its Affiliates have duly and irrevocably waived, and released the Purchaser, its Affiliates and their respective directors, officers, employees and equityholders from, any claim, action, liability, cause of action, dispute, obligation, promise, or agreement that the Company or its Affiliates may have based on any internal or regulatory policy, statement, code of conduct or other restriction of the Company in relation to securities trading in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby (including the purchase and sale of Subscription Shares pursuant to Article II hereof). For the avoidance of doubt, nothing in the foregoing acknowledgment and agreement affects or prejudices any claims, liabilities or causes of action that the Company or its Affiliates may have with respect to any breach by the Purchaser or its Affiliates of any other provisions of this Agreement or the other Transaction Documents.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company, as of the First Closing Date, as of the Second Closing Date and as of the Third Closing Date (except for such representations and warranties made only as of a specific date), that:

Section 4.01 Existence. The Purchaser has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization. The Purchaser is wholly owned by Tencent Holdings Limited.

Section 4.02 Capacity. The Purchaser has the requisite power and authority to enter into and perform its respective obligations under this Agreement and the other Transaction Documents to which it is a party and consummate the transactions contemplated hereby and thereby.

Section 4.03 Authorization And Enforceability. Each of the Transaction Documents to which the Purchaser or its applicable Affiliates is a party has been duly authorized, executed and delivered by the Purchaser or its applicable Affiliates, and assuming the due authorization, execution and delivery by each of the other parties thereto, each of the Transaction Documents to which the Purchaser or its applicable Affiliates is a party is a valid and binding agreement of the Purchaser or its applicable Affiliates, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.04 Non-Contravention. Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any provision of the memorandum and articles of association or other constitutional documents of the Purchaser or its applicable Affiliates or (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which the Purchaser or its applicable Affiliates is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any Contract to which the Purchaser or its applicable Affiliates is a party or by which the Purchaser or its applicable Affiliates is bound or to which any assets of the Purchaser or its applicable Affiliates are subject. There is no action, suit or proceeding, pending or, to the knowledge of the Purchaser, threatened against the Purchaser or its applicable Affiliates that questions the validity of this Agreement or any other Transaction Document or the right of the Purchaser or its applicable Affiliates to enter into this Agreement or any other Transaction Document to consummate the transactions contemplated hereby or thereby.

Section 4.05 Consents and Approvals. Neither the execution and delivery by the Purchaser or its applicable Affiliates of this Agreement or any other Transaction Document, nor the consummation by the Purchaser or its applicable Affiliates of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser or its applicable Affiliates of this Agreement or any other Transaction Document in accordance with its respective terms requires the Approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except such as have been or will have been obtained, made or given on or prior to the applicable Closing and any filing or report required to be made with or submitted to the SEC (including, without limitation, any amendment to a report of beneficial ownership on Schedule 13D).

Section 4.06 Brokers’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or its Affiliates who would be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.07 Securities Law Matters

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(a)       The Subscription Shares are being acquired for the Purchaser’s own account, not as nominee or agent, and not with a view to, or intention of, or for sale in connection with, any distribution thereof in violation of applicable securities laws.

(b)       The Purchaser is not a “U.S. person” within the meaning of Regulation S under the Securities Act. The Purchaser is acquiring the Subscription Shares outside the United States in compliance with Regulation S under the Securities Act, and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction, and has not been subject to any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act in connection with its execution of this Agreement.

(c)       The Purchaser acknowledges that the Subscription Shares are “restricted securities” within the meaning of Rule 144 under the Securities Act, and have not been registered under the Securities Act or any applicable state securities law, and any certificate representing the Subscription Shares shall be endorsed with a restrictive legend in accordance with this Agreement. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Subscription Shares may only be offered, sold or otherwise transferred in compliance with Applicable Laws.

Section 4.08 Investment Experience. The Purchaser is a sophisticated purchaser with knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of the investment in the Subscription Shares. The Purchaser is able to bear the economic risks of an investment in the Subscription Shares. The Purchaser understands and acknowledges that the Company has or may have inside information concerning the Company and its affiliates including, but not limited to, the short term and long-term plans of the Company and its affiliates. The Purchaser understands and acknowledges that such information may be indicative of a value of the Subscription Shares that is or may be substantially different than the value reflected in this Agreement and the Company may be unable or unwilling to disclose this information to the Purchaser, even though such information may be material to its decision to purchase the Subscription Shares on the terms set forth herein. With full recognition of the foregoing, and acknowledging that the Company is or may be in possession of material non-public information of the nature described above, and after discussing these matters with its counsel and such other advisors as it deems appropriate, the Purchaser wishes to consummate the transactions contemplated under this Agreement on the terms set forth herein. For the avoidance of doubt, nothing in the foregoing acknowledgment and agreement affects or prejudices any claims, liabilities or causes of action that the Purchaser or its Affiliates may have with respect to any breach by the Company or its Affiliates of any other provisions of this Agreement or the other Transaction Documents.

Article V
COVENANTS

Section 5.01 Lock-Up. Notwithstanding any other provisions of this Agreement or any other agreement by the Company, the Purchaser and/or the Purchaser Entity, during the applicable Lock-Up Period, the Purchaser and the Purchaser Entity shall not, and shall procure that none of its Subsidiaries will, without the prior written consent of the Company, directly or indirectly through one or a series of transactions, Transfer any Subscription Shares subject to such applicable Lock-Up Period to any Person other than Tencent Holdings Limited or Subsidiaries thereof. Any Transfer of Subscription Shares made in violation of this Section 5.01 shall be null and void ab initio and shall not be recorded on the books and records of the Company.

Section 5.02 Deposit Arrangement. To the extent permitted by Applicable Law and the Company’s securities trading policy, upon written request by the Purchaser or any of its applicable Affiliate, the Company shall facilitate and consent to the deposit of any or all of the Subscription Shares or other Class A Ordinary Shares owned or acquired by the Purchaser and any Affiliates of the Purchaser with the depositary for the issuance of the

Company’s ADSs (free of any restrictive legend) in accordance with the Deposit Agreement between the Company, Deutsche Bank Trust Company Americas as depositary (or such other depositary bank with which the Company may enter into any depositary or similar agreement in connection with its ADS program), and all holders and beneficial owners of American depositary shares issued thereunder (as may be amended or replaced from time to time). Without limiting the generality of the foregoing, to the extent permitted by Applicable Law and the Company’s securities trading policy, the Company agrees to (i) execute, deliver and provide such instrument or document, and carry out any other necessary or appropriate action, as may be reasonably requested or required by such depositary, the Purchaser or its securities broker, and (ii) to the extent any legal opinion is required, procure that such depositary accept any legal opinion issued by such qualified legal counsel as may be reasonably designated by the Purchaser or its applicable Affiliate in its discretion, in each case of clauses (i) and (ii) above, in connection with the deposit of Class A Ordinary Shares, the issuance of ADSs and/or the removal of any restrictive legend. The Company and its Affiliates shall not be responsible for any fees or expenses incurred solely as a result of effecting the deposit arrangement referred to in this Section 5.02, such as ADS conversion fees (other than any fees or expenses that would be required to be paid without the deposit arrangement hereunder pursuant to the applicable deposit agreement or otherwise).

Section 5.03 Nasdaq Listing. Notwithstanding anything to the contrary in this Agreement, before all of the Subscription Shares shall have been issued in full under this Agreement, in the event that the ADSs of the Company cease, or would be reasonably expected to cease, to be listed and traded on Nasdaq, whether as a result of any delisting by the Company, Nasdaq or the SEC, or any going-private transaction, merger, tender offer or similar event or transaction involving the Company, or any offer or proposal thereof, or for any other reason whatsoever (a “Delisting”), then the Company’s obligations to issue and allot to the Purchaser any Second Issuance Shares or Third Issuance Shares that remain to be issued pursuant to Article II shall become accelerated, and all such remaining Subscription Shares shall be issued to the Purchaser immediately prior to completion of such Delisting. In such event, notwithstanding any other provision in this Agreement, the “Second Closing Date”, “the Third Closing Date” (as applicable) and the Determination Date(s) for purposes of determining any “Per-Share Price” under Schedule A of this Agreement shall be deemed to mean and refer to the date immediately prior to the date on which such Delisting shall occur.

Article VI
ADDITIONAL AGREEMENTS

Section 6.01 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Company and the Purchaser will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement. From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

Section 6.02 Public Announcements. Other than any public statement or disclosure as may be required by Applicable Law or applicable stock exchange rules, each party hereto agrees to consult with the other party hereto before issuing any press release or making any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby and agrees not to issue any such press release or make any such public statement or disclosure without the prior written consent of the other party; provided that a party may without the prior written consent of the other party issue any such press release or public statement of disclosure if such party has used reasonable efforts to consult with the other party and to obtain the consent of the other party but has been unable to do so prior to the time such press release or public statement or disclosure is required to be released pursuant to Applicable Law or any listing agreement with any national securities exchange; provided, further, that such party has also notified the other party in writing of the details and content of the press release or public statement or disclosure to be released reasonably in advance of such release.

Section 6.03 Compliance with Transaction Documents. The Purchaser hereby agrees that it shall and shall cause its applicable Affiliates to comply with the Business Cooperation Agreement and shall be liable for any failure by such Affiliates to perform the Business Cooperation Agreement as if it were a primary obligor thereunder. The Company hereby agrees that it shall and shall cause its applicable Affiliates to comply with all the Business Cooperation Agreement, and shall be liable for any failure by such Affiliates to perform the Business Cooperation Agreement as if it were a primary obligor thereunder.

Section 6.04 Survival

(a)       The Fundamental Company Representations and the Fundamental Purchaser Representations shall survive indefinitely or until the latest date permitted by law.

(b)       All representations and warranties contained in this Agreement other than the Fundamental Company Representations and the Fundamental Purchaser Representations shall survive the applicable Closing until: (i) with respect to the First Issuance Shares, the expiration of eighteen (18) months from the First Closing Date; (ii) with respect to the Second Issuance Shares, the expiration of eighteen (18) months from the Second Closing Date; and (iii) with respect to the Third Issuance Shares, the expiration of eighteen (18) months from the Third Closing Date.

(c)       Notwithstanding the foregoing sub-clauses (a) and (b), any breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the sub-clause (a) and (b) above, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

(d)       Nothing contained in this Agreement shall limit or exclude any liability for fraud or willful misrepresentation.

Article VII
CLOSING CONDITIONS

Section 7.01 Conditions to Obligations of the Company and the Purchaser. The obligations of the Company and the Purchaser to consummate each Closing (other than the First Closing, unless the First Closing Date is not the date hereof) are subject to the satisfaction of the following conditions:

(a)       no provision of any Applicable Law shall prohibit the consummation of such Closing; and

(b)       no proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay such Closing, shall have been instituted before any Governmental Entity and shall be pending.

Section 7.02 Conditions to Obligations of the Company. The obligations of the Company to consummate each Closing (other than the First Closing, unless the First Closing Date is not the date hereof) are subject to the satisfaction of the following conditions: (a) the representations and warranties of the Purchaser in this Agreement shall be true and correct in all material respects as of the applicable Closing Date as though made as of such Closing Date; (b) the Fundamental Purchaser Representations shall be true and correct as of the applicable Closing Date as though made as of such Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date); (c) each of the Transaction Documents, including the Business Cooperation Agreement, has been duly executed by the Purchaser or its applicable Affiliates; (d) the Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the applicable Closing Date, and (e) the Company shall have received a certificate signed by an executive officer of the Purchaser confirming the satisfaction of item (a) through (d) above.

Section 7.03 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate each Closing (other than the First Closing, unless the First Closing Date is not the date hereof) is subject to the satisfaction of the following conditions: (a) the representations and warranties of the Company that are qualified by materiality or Material Adverse Effect shall be true and correct as of the applicable Closing Date as though made on and as of such Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date), (b) the representations and warranties of the Company that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the applicable Closing Date as though made as of such Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date), (c) the Fundamental Company Representations shall be true and correct as of the applicable Closing Date as though made as of such Closing Date (except that those representations and warranties that address matters only as of a particular date shall have been true and correct only on such date), (d) the Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the applicable Closing Date; (e) there shall have been no event, occurrence, development or state of circumstances or facts that constitutes a Material Adverse Effect; (f) the representations and warranties of the Company in Section 3.15(b) shall be true and correct as of the applicable Closing Date as though made as of such Closing Date; and (g) the Purchaser shall have received a certificate signed by an executive officer of the Company confirming the satisfaction of item (a) through (d) above.

Article VIII
INDEMNIFICATION

Section 8.01 Indemnification

.

(a)       Subject to the other provisions of this Article VIII and Schedule B, each of the Company and the Purchaser (each, an “Indemnifying Party”) shall indemnify and hold each other and its respective Affiliates, and the directors, officers, employees, advisors, agents and assigns of the other party and its Affiliates (collectively, the “Indemnified Party”) harmless from and against any losses, liabilities, damages, liens, penalties, diminution in value, costs and expenses, including reasonable attorney’s fees and other reasonable expenses of investigation and defense of any of the foregoing (collectively, “Losses”) resulting from or arising out of: (i) any breach or violation of, or inaccuracy in, any representation or warranty made by the Indemnifying Party or its applicable Affiliates under this Agreement or any claim by any third party alleging, constituting or involving such a breach, violation or inaccuracy; (ii) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, the Indemnifying Party or its applicable Affiliates under this Agreement or any claim by any third party alleging, constituting or involving such a breach, violation or failure to perform; or (iii) fraud.

(b)       No Indemnifying Party shall be liable for any Loss consisting of punitive damages (except to the extent that such punitive damages are awarded to a third party against an Indemnified Party in connection with a Third Party Claim).

(c)       Notwithstanding any other provision contained herein, the remedies contained in this Article VIII shall be the sole and exclusive monetary remedy of the Indemnified Parties for any claim arising out of or resulting from this Agreement, except that no limitation or exceptions with respect to the obligations or liabilities on either Party provided hereunder (including, without limitation, the limitations set forth in this Section 8.01 and Schedule B) shall apply to the extent that such Losses arise or are increased as the consequence of any fraud or willful misrepresentation by the Indemnifying Party or its Subsidiaries or Affiliates. Nothing in this Article VIII, Schedule B or elsewhere in this Agreement shall affect any parties’ rights to specific performance or other equitable or non-monetary remedies with respect to the covenants and agreements in this Agreement or that are to be performed at or after any Closing; provided that for the avoidance of doubt, except in the case of fraud, nothing contained herein shall permit any party to rescind this Agreement.

(d)       The Indemnified Party shall be entitled to set-off any Losses (once finally determined in accordance with this Agreement, including Article VIII and Section 9.09) against any amount owed by the Indemnified Party to the Indemnifying Party under this Agreement.

Section 8.02 Third Party Claims

(a)       If any third party shall notify an Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) and such Indemnified Party believes such claim would give rise to a claim for indemnification against the Indemnifying Party under this Article VIII, then the Indemnified Party shall promptly (i) notify the Indemnifying Party thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail, to the extent reasonably practicable, the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent any Losses are increased by an amount in excess of US$50,000 by the failure of the Indemnified Party to promptly notify the Indemnifying Party.

(b)       Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within thirty (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to control and settle the proceeding, provided that, (i) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed, and (ii) and the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of such defense on a regular basis.

(c)       If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim for which indemnity is sought under this Agreement, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement (except for its consent required under Section 8.02(b) above) of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 8.02(b).

(d)       In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within thirty (30) days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 8.03 Materiality. Notwithstanding any other provision in this Agreement, for the purposes of Article VIII hereof and Schedule B, in determining the amount of any Losses suffered by any Indemnified Party as a result of, arising out of or in connection with any such breach, violation or inaccuracy, in each such case for which an Indemnifying Party is required to indemnify the Indemnified Parties pursuant to this Article VIII hereof and Schedule B, all qualifications and limitations in such representations and warranties included in this Agreement, in each case, with respect to Material Adverse Effect, materiality, material or similar terms shall be entirely disregarded and will not have any effect, except that this Section 8.03 shall not apply to the extent that (i) any such representation or warranty relates to whether a Material Adverse Effect has occurred, or (ii) any such term is used to limit or restrict an exception or carve out to any such representation or warranty.

Section 8.04 Investigation. The right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or any Closing, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by a party hereto or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification hereunder based on any such representation, warranty, covenant or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

Article IX
MISCELLANEOUS

Section 9.01 Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 9.01; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 9.01; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 9.01:

If to the Purchaser:	c/o Tencent Holdings Limited Level 29, Three Pacific Place 1 Queen’s Road East Wanchai, Hong Kong E-mail: legalnotice@tencent.com Attention: Compliance and Transactions Department

with a copy (which shall constitute notice) to each of:

Tencent Binhai Towers

No. 33 Haitian 2nd Road, Nanshan District

Shenzhen 518054, PRC

Attention: Mergers and Acquisitions Department

E-mail: PD_Support@tencent.com

Attention: Mergers and Acquisitions Department

and	Davis Polk & Wardwell 18th Floor, The Hong Kong Club Building 3A Chater Road Hong Kong Attention: Miranda So Facsimile: (+852) 2533-1773 E-mail: miranda.so@davispolk.com

If to the Company:

JD.com, Inc.

21/F, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing, 101111

The People’s Republic of China

Attention: Juexi Liu, M&A Team – Legal Department

E-mail: legalnotice@jd.com

with a copy (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong Attention: Z. Julie Gao Facsimile: (+852) 3910 - 4863 E-mail: julie.gao@skadden.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 9.01. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 9.02 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.03 Entire Agreement. This Agreement and the other Transaction Documents, including the schedules and exhibits hereto and thereto, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof or thereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral, related to the subject matter hereof or thereof .

Section 9.04 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 9.05 Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party.

Section 9.06 Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 9.07 Amendment. This Agreement may be amended only by a written instrument executed by each of the parties hereto.

Section 9.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

Section 9.09 Dispute Resolution. i) Any dispute, controversy, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision) (the “Dispute”) shall first be attempted to be resolved through consultation between the parties in good faith for a period of thirty (30) days after written notice has been given in accordance with the provisions of Section 9.01 (the “Consultation Period”). Such resolution may include agreeing upon a proposed plan specifying the steps to be taken, and the time period for taking such steps. At any time during such consultation, any relevant party may escalate the matter to the Chief Executive Officers of the Company and the parent entity of the Purchaser who will attempt in good faith and use their best efforts to resolve the matter. The parties agree that all discussions contemplated under this Section 9.09 will be conducted in good faith and that such executives and officers will use their best efforts to resolve the Dispute and preserve the arrangements contemplated under this Agreement. Notwithstanding any other provision contained herein, any party shall have the right in its sole discretion to seek emergency and/or interim measures at any time after the posting of a request for consultation.

(b)       If the Dispute remains unresolved upon expiration of the Consultation Period, any Party may in its sole discretion elect to submit the Dispute to be finally settled by arbitration with notice to any other Party or Parties. The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. The arbitration tribunal shall consist of three arbitrators. The language of the arbitration shall be English, and the seat of the arbitration shall be Hong Kong. The decision of the arbitrators (by rule of majority) shall be final and binding on the parties.

Section 9.10 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

Section 9.11 Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any Person any rights, remedies or obligations.

Section 9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 No Waiver; Cumulative Remedies. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

JD.COM, INC.

By:	/s/ Liu Qiangdong
Name: Liu Qiangdong
Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

HUANG RIVER INVESTMENT LIMITED

By:	/s/ Lau Chi Ping Martin
Name: Lau Chi Ping Martin
Title: Authorized Signatory

SCHEDULE A

Subscription Shares

The number of First Issuance Shares shall be 8,127,302.

The number of Second Issuance Shares shall be equal to the quotient (rounded up to the nearest whole number) of US$70,000,000 divided by the Per-Share Price as of May 27, 2020.

The number of Third Issuance Shares shall be equal to the quotient (rounded up to the nearest whole number) of US$70,000,000 divided by the Per-Share Price as of May 27, 2021.

As used in this Schedule A, the “Per-Share Price” as of a certain date (the “Determination Date”) means the price of each Class A Ordinary Share, determined based on the arithmetic mean of the VWAPs (adjusted appropriately to reflect the fact that each ADS of the Company represents two (2) Class A Ordinary Shares (or such other number of Class A Ordinary Shares represented by each ADS of the Company, as the case may be, as of the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable)) during the twenty (20) consecutive Trading Days immediately prior to the Determination Date. For the purpose of this definition, (i) “VWAP” as of any date means the per-ADS daily U.S. dollar volume-weighted average price as reported by Bloomberg, LP through its “Historical Price Table Screen (HP)” with “Market: Weighted Ave” function selected or as displayed under the heading “Bloomberg VWAP” on Bloomberg page “JOBS <equity> AQR” (or an equivalent or successor page) or, if no such dollar volume-weighted average price is reported, then the market value of one ADS of the Company on such day determined using a volume-weighted average method by a nationally recognized independent investment banking firm; (ii) VWAP shall be determined in any event without regard to trading outside regular trading hours; and (iii) “Trading Day” means any day on which trading of the ADSs of the Company generally occurs on Nasdaq, other than any day on which there is a failure by Nasdaq to open for trading during its regular trading session or an occurrence or existence for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading in such ADSs or in any options contracts or futures relating to such ADSs.

SCHEDULE B

Limitations on Liability

A.	Minimum Claims

No Indemnified Party shall be entitled to recover any Losses pursuant to Article VIII, other than with respect to (i) breaches of Fundamental Company Representations or Fundamental Purchaser Representations (as applicable) or (ii) violation or non-performance of any covenant or agreement by any Indemnifying Party under this Agreement, until such time as the aggregate amount of all such Losses that have been suffered or incurred by any one or more of the Indemnified Parties exceeds US$920,000 (the “Loss Threshold”), provided, however, that once the aggregate amount of all such Losses exceeds the Loss Threshold, the Indemnifying Party shall be liable for all such Losses (including the Loss Threshold).

B.	Maximum Liability

The maximum aggregate amount of Losses that the Indemnified Parties will be entitled to recover pursuant to Article VIII, other than with respect to any Losses as a result of or arising out of (i) breach of any Fundamental Company Representations or Fundamental Purchaser Representations (as applicable) or (ii) violation or non-performance of any covenant or agreement by any Indemnifying Party under this Agreement, shall be limited to US$130,000,000. Subject to paragraph F below, the maximum aggregate amount of Losses that the Indemnified Parties will be entitled to recover (inclusive and not in duplication of the amounts referred to in the preceding sentence) pursuant to Article VIII shall be limited to US$260,000,000.

C.	Specific Limitations

An Indemnifying Party shall not have any liability to the Indemnified Party under Article VIII of this Agreement to the extent any Losses arise from:

(a)	the passing of, or any change in, after the applicable Closing Date of any Applicable Law not announced prior to the date of this Agreement, including (without prejudice to the generality of the foregoing) any increase in the rates of Tax or any imposition of Tax or any withdrawal of relief from Tax not actually (or prospectively) in effect on such Closing Date;

(b)	any voluntary act, voluntary omission, transaction or agreement after the applicable Closing Date made by the Indemnified Party, other than pursuant to a legally binding commitment in place prior to such Closing Date;

(c)	any act, omission or transaction occurring before the applicable Closing Date directly as a result of the written request or written direction of the Indemnified Party;

(d)	if and to the extent that a specific allowance, provision or reserve has been made in the financial statements in respect of the matter to which such liability relates;

(e)	if and to the extent any breach or claim shall arise by reason of some liability of which at the time the breach is notified to the Indemnifying Party is contingent only, the Indemnifying Party shall not be under any obligation to make any payment thereunder until such time as the Indemnified Party has suffered a Loss; or

(f)	any change after the applicable Closing Date of any generally accepted interpretation or application of any legislation, or changes in the accounting policy, bases or practice of the Indemnified Party, unless any such changes have been publicly announced prior to the date hereof.

The amount of any Losses payable by the Indemnifying Party under this Agreement shall be net of any (i) amounts actually recovered (and not subject to forfeiture or reimbursement) by Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) corresponding Tax benefits to the Indemnified Party arising from such Losses, provided that no such amounts shall reduce any amount recoverable under Article VIII hereof except to the extent that the Indemnified Party has already been compensated for any deductible under any insurance policy, any unrecoverable loss hereunder and the expenses of such recovery. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to utilize, at such Indemnified Party’s average tax rate then in effect, all Tax items arising from the incurrence or payment for any Losses.

If the Indemnifying Party has paid an amount in discharge of any claim under this Agreement and the Indemnified Party has been compensated in full for all Losses it has suffered with respect to the subject matter of such claim, then to the extent the Indemnified Party subsequently recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which further indemnifies or compensates the Indemnified Party (in whole or in part) in respect of the same loss or liability which is the subject matter of the claim such that the Indemnified Party’s recovery and retention of such amount would constitute double recovery, (i) in the case of recovery of any such amount by the Indemnified Party, it shall as soon as reasonably practicable pay over such amount to the Indemnifying Party less all costs of recovery and Taxes with respect thereto; and (ii) in the case of a recoverable amount, it shall use its commercially reasonable efforts to recover such amounts and upon recovery, as soon as reasonably practicable, pay over such amount to the Indemnifying Party less all costs of recovery and Taxes with respect thereto, provided that under no circumstances shall the Indemnified Party be required to take any action under this paragraph that it reasonably considers would be harmful to its or its Affiliates business in any material respect.

D.	Mitigation

To the extent required by applicable Law, the Indemnified Party shall mitigate any Losses for which the Indemnified Party makes claims under this Agreement, provided that all costs of mitigation shall be taken into account in calculating Losses hereunder.

E.	Double Claims

The Indemnified Party shall not be entitled to recover from the Indemnifying Party under this Agreement or any other Transaction Document more than once in respect of the same Losses suffered. If the Indemnified Party has a claim for indemnity for a particular matter under more than one Transaction Document, then it shall consolidate each such claim under the Transaction Document in the same arbitration proceeding.

F.	Fraud

The limitations contained in this Schedule B shall not apply to the extent such Losses arise or are increased as the consequence of any fraud or fraudulent misrepresentation by the Indemnifying Party.